TOLLGRADE® Network Assurance Simplified	TOLLGRADE COMMUNICATIONS, INC. 493 Nixon Road/Cheswick, PA 15024 www.tollgrade.com

C O R P O R A T E    C O M M U N I C A T I O N S

Exhibit 99.1

Contact:	Chris Allison 412-820-1407 callison@tollgrade.com

TOLLGRADE REPORTS SOLID FOURTH QUARTER AND 2003 RESULTS

PITTSBURGH, PA – January 22, 2004 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $17,806,484 and earnings of $0.10 per share for the fourth quarter ended December 31, 2003. Revenue and earnings per share for the fourth quarter of 2002 were $12,516,135 and $0.03 per share, respectively.

The Company recorded revenues of $65,099,687 and earnings of $0.24 per share for the twelve months ended December 31, 2003. Revenues and earnings were $58,574,515 and $0.25 per share, respectively, for 2002. The Company’s results for the fourth quarter and year 2003 include the results of the Cheetah™ status and performance monitoring products and operations which the Company acquired from Acterna, LLC on February 13, 2003.

Revenue and earnings per share for the fourth quarter of 2003 exceeded the upper end of the Company’s previous guidance which ranged from $12.0 million to $16.0 million and ($0.03) to $0.06, respectively.

“Tollgrade’s performance for the fourth quarter of 2003 and full year reflects our focus on supporting the customer in a difficult marketplace, furthering our leadership position in our core business and effectively integrating the Cheetah product line acquired early last year,” said Chris Allison, Tollgrade’s chairman and chief executive officer. “Our primary strategy is simple. We will help our customers optimize their traditional testing and monitoring systems so they can save money. At the same time, we will help them deploy and troubleshoot new broadband services by making relatively small incremental investments in their LoopCare and Cheetah systems without having to make significant procedural changes. The end result is efficient delivery of consumer-targeted broadband services using technologies such as DSL, Fiber-to-the-Home (FTTH) and Voice over Internet Protocol (VoIP.)”

Overall sales of the Company’s core MCU® products, which extend testability into the POTS network, were $7,949,000 in the fourth quarter of 2003, compared to $6,399,000 in the prior year quarter. Although sales of this product line increased, Regional Bell Operating Company (RBOC) customers are still generally continuing to restrain capital spending in traditional POTS line areas. Strength in the current quarter came from increased sales to SBC as it moved forward with Project Pronto, as well as sales to Qwest and Advanced Fibre Communications (AFC).

Sales of LoopCare™ software products separate and unrelated to the Company’s DigiTest® system products in the fourth quarter of 2003 were $921,000, compared to $1,370,000 in the fourth quarter of 2002. The decrease is due to the natural lumpiness of this product line which typically has long sales and acceptance cycles. LoopCare revenues, consisting of separate software license fees and services, in the aggregate, were $2,957,000 in the fourth quarter of 2003 compared to $3,433,000 in the fourth quarter of 2002.

Sales of Tollgrade’s DigiTest system products were $790,000 in the fourth quarter of 2003, compared to $1,472,000 in the same period of 2002. DigiTest revenues in 2002 included sales to an RBOC for a specific Loop Test System (LTS) augmentation project which has since concluded, while fourth quarter 2003 sales were made to RBOC customers for more modest LTS modernization initiatives and to Competitive Local Exchange Carrier (CLEC) customers for expansion of their existing DigiTest systems.

Overall sales of cable hardware and software products were $5,152,000 in the fourth quarter of 2003, of which $4,233,000 were contributed by Cheetah hardware and CheetahNet™ (formerly NetMentor™) software products and $919,000 were attributable to CheetahLight™ (formerly LIGHTHOUSE®). CheetahLight product sales were $627,000 in the year earlier period. Fourth quarter 2003 CheetahLight sales included increased buying over the previous year by several customers, primarily Comcast.

Fourth quarter 2003 revenue from Services, which include installation oversight and project management services provided to RBOCs and fees for software maintenance, was $2,994,000, compared to revenue of $2,513,000 in the prior year quarter. This increase was due primarily to the inclusion of Services revenue related to the Cheetah product line.

Fourth Quarter 2003 Financial and Operating Data

Gross profit for the fourth quarter of 2003 was $10,415,628, an increase of 42.1% over the fourth quarter of 2002 resulting primarily from additional sales volumes related to the Cheetah products. As a percentage of sales, gross profit for the quarter was 58.5% versus 58.6% for the year ago period. Amortization expense related to the LoopCare and Cheetah product lines was $490,275 for the fourth quarter of 2003, while amortization related to the LoopCare product line was $367,331 in the fourth quarter of 2002.

Overall operating expenses increased $1,694,319, or 25.3%, to $8,386,582 from $6,692,263 in the fourth quarter of 2002.

Selling and marketing expenses in the quarter were $2,676,651, an increase of 36.5% from the same period in 2002, due primarily to the inclusion of the Cheetah product line and higher consulting expenses.

General and administrative expenses increased 19.6% to $1,767,069 from the year earlier quarter due largely to the addition of the Cheetah product line as well as higher business insurance and consulting costs.

Research and development expenses were $3,942,862, an increase of 28.1% from the fourth quarter of 2002. This increase was due primarily to expenses related to the Cheetah product line as well as increased prototype costs relating to ongoing projects.

As a result, the Company’s income from operations increased 218.4% to $2,029,046 in the fourth quarter of 2003, from the $637,343 recorded in the same period of 2002.

The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $15,347,000 as of December 31, 2003, compared to backlog of $8,786,000 as of September 27, 2003 and $7,179,000 as of December 31, 2002. The backlog at December 31, 2003 included approximately $6,105,000 related to software maintenance contracts, which will be earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. Also included is a blanket purchase order for $3,100,000 from a customer which covers that customer’s MCU requirements for all of calendar year 2004. The backlog also includes a non-cancelable order for $1,790,000 related to a cable product which is currently under development. Management expects that approximately 50% to 60% of the current backlog will be recognized as revenue in the first quarter of 2004.

First Quarter Outlook

Regarding the Company’s first quarter 2004 outlook, Mr. Allison expressed various reasons for cautious optimism. “We built a nice backlog going into 2004 because we benefited from year-end orders resulting from ‘use it or lose it’ customer budget practices. DSL deployments via digital loop carrier systems are getting crisp in some regions, which drove MCU orders in preparation for 2004 system deployments. We also booked two new LoopCare feature orders very late in the fourth quarter, and saw an advance order for Cheetah products. Tempering the positive news is the fact that it may take some time for 2004 budget dollars to be released among select customers. Considering all of these factors, Tollgrade seeks to produce revenue of $15 to $17 million driving E.P.S. ranging from $0.02 to $0.06 during the first quarter of 2004.”

Conference Call and Webcast

A conference call to discuss earnings results for the fourth quarter of 2003 will be held on Friday, January 23, 2004 at 8:30 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Allison to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.firstcallevents.com/service/ajwz395811658gf12.htm1

About Tollgrade

Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2003 revenues of $65.1 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Years Ended
	12/31/03	12/31/02	12/31/03	12/31/02

Revenues:
Products	$14,812	$9,939	$52,802	$48,146
Services	2,994	2,577	12,298	10,428

	17,806	12,516	65,100	58,574

Cost of sales:
Products	5,910	4,223	22,966	20,800
Services	990	597	3,766	3,319
Amortization	490	367	2,381	1,464

	7,390	5,187	29,113	25,583

Gross profit	10,416	7,329	35,987	32,991

Operating expenses:
Selling and marketing	2,677	1,961	9,388	8,766
General and administrative	1,767	1,478	6,997	5,489
Research and development	3,943	3,077	14,925	13,839
Severance and related expense	—	176	—	176

Total operating expenses	8,387	6,692	31,310	28,270

Income from operations	2,029	637	4,677	4,721
Other income	92	104	400	693

Income before income taxes	2,121	741	5,077	5,414
Provision for income taxes	806	281	1,929	2,057

Net income	$1,315	$460	$3,148	$3,357

Diluted earnings per-share information:
Weighted average shares of common stock and equivalents:	13,347	13,199	13,313	13,314

Net income per common and common equivalent shares	$0.10	$0.03	$0.24	$0.25

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TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December	December
	31, 2003	31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$31,060	$33,799
Short-term investments	17,625	19,329
Accounts receivable:
Trade	9,255	7,946
Other	122	152
Inventories	11,155	14,093
Prepaid expenses	1,534	1,530
Deferred and refundable tax assets	1,745	2,041

Total current assets	72,496	78,890

Property and equipment, net	8,292	7,439
Deferred tax assets	1,153	1,146
Capitalized software costs, net	7,713	5,539
Intangibles	44,500	38,500
Goodwill	19,340	16,162
Other assets	335	242

Total assets	$153,829	$147,918

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,007	$500
Accrued warranty	2,150	1,981
Accrued expenses	589	748
Accrued salaries and wages	912	543
Accrued royalties payable	396	322
Income taxes payable	1,018	691
Deferred income	480	466

Total current liabilities	6,552	5,251

Deferred tax liabilities	1,448	311

Total liabilities	8,000	5,562

Total shareholders’ equity	145,829	142,356

Total liabilities and shareholders' equity	$153,829	$147,918

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TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Years Ended
	December 31, 2003	December 31, 2002
Cash flows from operating activities:
Net income	$3,148	$3,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,749	3,799
Tax benefit from exercise of stock options	77	208
Refund and utilization of income taxes paid	254	1,743
Deferred income taxes	1,260	540
Provisions for losses on inventory	227	2,545
Disposition of slow moving and obsolete inventory	(1,104)	(1,313)
Provision for allowance for doubtful accounts	441	100
Changes in assets and liabilities:
(Increase) decrease in accounts receivable-trade	(1,750)	1,251
Decrease in accounts receivable-other	30	301
Decrease in inventories	5,116	6,859
Increase in prepaid expenses and other assets	(93)	(613)
Increase in deferred and refundable tax assets	—	(577)
Increase (decrease) in accounts payable	507	(305)
Decrease in accrued warranty	(56)	(87)
Decrease in accrued expenses and deferred income	(568)	(83)
Increase (decrease) in accrued royalties payable	74	(75)
Increase in accrued salaries and wages	369	214
Increase (decrease) in income taxes payable	327	(293)

Net cash provided by operating activities	13,008	17,571

Cash flows from investing activities:
Purchase of Cheetah	(14,899)	—
Purchase of investments	(4,936)	(23,057)
Redemption/maturity of investments	6,640	10,368
Capital expenditures	(2,800)	(1,830)
Investments in other assets	—	(11)

Net cash used in investing activities	(15,995)	(14,530)

Cash flows from financing activities:
Purchase of treasury stock	—	(1,626)
Proceeds from exercise of stock options	248	278

Net cash provided by (used for) financing activities	248	(1,348)

Net (decrease) increase in cash and cash equivalents	(2,739)	1,693
Cash and cash equivalents at beginning of period	33,799	32,106

Cash and cash equivalents at end of period	$31,060	$33,799

Forward-Looking Statements

The statements contained in this release which are not historical facts are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which may be expressed in a variety of ways, including the use of forward-looking terminology, relate to, among other things, expected revenue and earnings results. The Company does not undertake any obligation to publicly update any forward-looking statements.

These forward-looking statements and other forward-looking statements contained in other public disclosures of the Company are based on assumptions that involve risks and uncertainties and are subject to change based on the considerations described below. These risks, uncertainties and other factors may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. The Company wishes to caution each reader of this release to consider the following factors and certain other factors discussed herein and in past reports including, but not limited to, prior year Annual Reports and Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission (“SEC”). The factors discussed herein may not be exhaustive. Therefore, the factors discussed herein should be read together with other reports and documents that are filed by the Company with the SEC from time to time, which may supplement, modify, supersede or update the factors listed in this document.

General economic conditions and the economic conditions of the telecommunications and cable industries, including the effect of subscriber line loss and competition for the Company’s RBOC customers from wireless, cable providers and other carriers entering the local telephone service market can and have affected the capital budgets of the Company’s customers. If such conditions result in a further reduction of such budgets, the Company’s revenues could be adversely affected.

If the Company’s customers find themselves unable to meet their established purchase forecasts and their own growth projections, such customers may curtail their purchase of the Company’s products, which would adversely affect the Company’s revenues.

If the financial strength of certain of the Company’s major customers should deteriorate or such customers should encounter difficulties in accessing capital, the ability of such customers to purchase and pay for the Company’s products could be impaired, with a corresponding adverse effect on the Company’s revenues.

If third parties with whom the Company has entered into sales and marketing partnerships should fail to meet their own performance objectives, customer demand for the Company’s products could be adversely affected, which would have an adverse effect on the Company’s revenues.

Seasonal fluctuations in customer demand for the Company’s products can create corresponding fluctuations in period-to-period revenues, and any increases in the rate of order cancellation by customers could adversely affect future revenues.

The carrying value of certain intangible assets, including goodwill, acquired by the Company from Lucent Technologies, Inc. (“Lucent”) and Acterna, LLC could be impaired if changing market conditions indicate that lower than anticipated cash flows will be produced by such intangible assets.

If the Company were to encounter a shortage of key manufacturing components from limited sources of supply, or to experience manufacturing delays caused by reduced manufacturing capacity or integration issues related to the acquisition of the Cheetah product line, the loss of key assembly subcontractors or other factors, the Company’s ability to produce and ship its manufactured products could be adversely affected, with an adverse effect upon revenues.

Disputes between the Company’s customers and their organized labor groups could cause those customers to reduce or curtail their purchase of the Company’s products until the resolution of such disputes, which would adversely affect revenues.

The introduction of improved products or services or reduced prices by the Company’s competitors could reduce the demand for the Company’s products and services and adversely affect revenues.

The Company’s sales of its core MCU technology largely depends on the rate of customer deployment of new, and retrofitting of existing, Digital Loop Carrier (“DLC”) systems in the United States. Any further significant decline in the rate of DLC deployment, or saturation of existing domestic markets or portions thereof, could have an adverse affect on the Company’s future results.

If the Company proves unable to respond effectively to technological change in its industry, such as an evolution of the telephone network from circuit to packet-based or the cable industry testing protocols from proprietary to standardized, by developing new products and services and obtaining customer approval and acceptance of its products and services, demand for the Company’s products and services could be adversely affected, which would adversely affect revenues.

The Company is dependent on a relatively narrow range of products and a small number of large customers. As a result, the failure of one or a small number of the Company’s products to gain or maintain acceptance in the marketplace, or the decision by one or a few of the Company’s customers to curtail their purchases of the Company’s products, could have an adverse effect on revenues.

If one or more of a small number of key employees of the Company were to cease to be associated with the Company, the Company’s future results could be adversely affected.

If the Company is unable to successfully assert and defend its proprietary rights in the technology utilized in its products, or if third parties were able to successfully assert that the Company’s use of technology infringed upon the proprietary rights of others, the future results of the Company could be adversely affected.

If one or more of the Company’s products were proven to be defective, the Company’s relationships with its customers could be jeopardized and the Company could be subject to potential liability, which would adversely affect the Company’s future results.

If for any reason demand for the Company’s products should decrease, including the successful development of a secondary market for the Company’s products by a third party, the Company could find itself with excess inventory and obsolete parts on hand, which could adversely affect future results.

Changes in government regulation, such as modification or repeal of The Telecommunications Act of 1996, increasing the costs of doing business by the Company or its customers, requiring the Company’s customers to share assets with competitors or preventing the Company or its customers from engaging in business activities they may wish to conduct, could adversely affect the Company’s future results.

The Company has recently completed certain acquisitions and expects to pursue additional acquisitions and new business opportunities in the future as part of its business strategy. If the Company fails to integrate successfully the operations and products of acquired businesses, or if such acquisitions subject the Company to unexpected liabilities and claims, the Company’s future results could be adversely affected.

The Company’s future sales in international markets are subject to numerous risks and uncertainties, including local economic and labor conditions, political instability including terrorism and other acts of war or hostility, unexpected changes in the regulatory environment, trade protection measures, tax laws, the ability of the Company to market current or develop new products suitable for international markets, obtaining and maintaining successful distribution and resale channels and foreign currency exchange rates. Reductions in the demand for or the sales of the Company’s products in international markets could adversely affect future results.

™LoopCare is a trademark of Tollgrade Communications, Inc.
™Cheetah is a trademark of Tollgrade Communications, Inc.
™CheetahNet is a trademark of Tollgrade Communications, Inc.
™CheetahLight is a trademark of Tollgrade Communications, Inc.
™NetMentor is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
® LIGHTHOUSE is a registered trademark of Tollgrade Communications, Inc.

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